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                                                         [LETTER HEAD OF DORSEY]

                                December 28, 2004

DataWave Systems Inc.
Suite 110, 13575 Commerce Parkway
Richmond, British Columbia, V6V 2L1

                    Re:       Continuance of DataWave Systems Inc. into Delaware

Ladies and Gentlemen:

          We have acted as special U.S. legal counsel to DataWave Systems Inc., a Canadian corporation ("DataWave"), in connection with the continuance (the "Continuance") of DataWave from the Yukon Territory, Canada, into Delaware. The Delaware corporation resulting from the Continuance may be referred to in this opinion as "DataWave U.S." You have requested our opinion regarding certain U.S. federal income tax consequences of the Continuance.

          Unless otherwise indicated, capitalized terms used but not defined in this opinion have the meanings assigned to such terms in the Form S-4/A Registration Statement filed by DataWave, with respect to the Continuance, dated December 28, 2004 (the "Registration Statement"). Except as expressly provided otherwise, references in this opinion to "Section" are references to the corresponding sections of the Internal Revenue Code of 1986, as amended (the "Code").

          Our opinion is based on the provisions of the Code, the Treasury Regulations promulgated under the Code, the published administrative positions of the Internal Revenue Service (the "IRS") contained in revenue rulings and revenue procedures, and court decisions, in each case as in effect on the date of this opinion. All of the authorities on which our opinion is based are subject to change, possibly on a retroactive basis, and to differing interpretations. Any such change in the authorities on which our opinion is based may affect the conclusions expressed in our opinion. Nevertheless, we undertake no responsibility to advise or notify you of any developments in the application or interpretation of such authorities that occurs after the date of our opinion. In addition, our opinion is not binding on the IRS or the courts. Accordingly, there is no assurance that the IRS will not assert a position contrary to our opinion or that a court would not agree with such a contrary position.

          For purposes of rendering our opinion, we have reviewed and relied upon (a) the Certificate of Domestication (and the agreements, documents, and instruments referred to and delivered in connection with the Certificate of Domestication), (b) the tax certificate delivered to us by officers of DataWave and DataWave U.S. and dated the date of this opinion (the "Tax Certificate"),
(c) the Registration Statement, and (d) such other documents as we have deemed necessary or appropriate as a basis for our opinion. In reviewing the documents described in the

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                                                         [LETTER HEAD OF DORSEY]

DataWave Systems Inc.
December 28, 2004
Page 2

preceding sentence and in rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures on all documents submitted to us, the legal capacity of all natural persons executing all documents submitted to us, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, for purposes of rendering our opinion, we have reviewed such questions of law that we have considered necessary and appropriate.

          In rendering our opinion, we have also assumed that (a) each of the representations and warranties, factual statements, and descriptions set forth in the Tax Certificate, the Registration Statement, and the Certificate of Domestication (and the agreements, documents, and instruments referred to and delivered in connection with the Certificate of Domestication) are, and as of effective time of the Continuance (and after the effective time of the Continuance, where relevant), will be, true and complete in all material respects, (b) any representation or warranty set forth in the Tax Certificate or the Certificate of Domestication (or the agreements, documents, and instruments referred to and delivered in connection with the Certificate of Domestication) made "to the knowledge of" any person or party (or with similar qualification) is, and as of the effective time of the Continuance (and after the effective time of the Continuance, where relevant), will be, true and complete in all material respects, without such qualification, (c) no actions have been taken, or will be taken, that are inconsistent with the representations and warranties, factual statements, and descriptions set forth in the Tax Certificates, the Registration Statement, or the Certificate of Domestication (and the agreements, documents, and instruments referred to and delivered in connection with the Certificate of Domestication), (d) all covenants and other agreements contained in the Tax Certificate and the Certificate of Domestication (and the agreements, documents, and instruments referred to and delivered in connection with the Certificate of Domestication) are performed without waiver or breach of any of the material provisions thereof, (e) with respect to all matters as to which a person or party has represented that such person or party has not entered into any agreement or understanding, does not have any plan or intention, or is not aware of any agreement, understanding, plan, or intention, there is no such agreement, understanding, plan, or intention, and (f) the Continuance will be consummated as described in the Registration Statement, and in accordance with the terms and conditions of the Certificate of Domestication (and the agreements, documents, and instruments referred to and delivered in connection with the Certificate of Domestication), without the modification or waiver of any such terms or conditions. We have not attempted to independently verify or confirm the truth or accuracy of any of the representations and warranties, factual statements, and descriptions set forth in the Tax Certificate, the Registration Statement, or the Certificate of Domestication (or the agreements, documents, and instruments referred to and delivered in connection with the Certificate of Domestication).

          Based upon the foregoing, we are of the opinion that the discussion set forth under the heading "U.S. Federal Income Tax Consequences" in the Registration Statement (the "Discussion") accurately states the anticipated material U.S. federal income tax consequences applicable to U.S. Holders arising from and relating to Continuance, subject to (a) the assumptions, conditions, and qualifications set forth in this opinion, (b) the assumptions,

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                                                         [LETTER HEAD OF DORSEY]

DataWave Systems Inc.
December 28, 2004
Page 3

conditions, qualifications, and limitations set forth in the Discussion, and
(c) the fact that the Discussion is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of or arising out of the Continuance.

          Except as expressly and specifically set forth above, our opinion does not address any U.S. federal income tax consequences of the Continuance (or any transaction undertaken in connection with the Continuance). In addition, our opinion does not address any state or local, estate, gift, transfer, sales, use, or other U.S. tax consequences, or any foreign tax consequences, that may result from the Continuance (or any transaction undertaken in connection with the Continuance).

          Our opinion is being furnished to you solely and exclusively for use in connection with the Registration Statement, and may not be used, circulated, or relied upon by any other person (including, without limitation, Integrated Data Corp., Inc.), or for any other purpose, without our prior written consent.

                                                               Very Truly Yours,